EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Dycom Industries, Inc. of our report dated March 5, 2021 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Dycom Industries, Inc.’s Annual Report on Form 10-K for the year ended January 30, 2021.

/s/ PricewaterhouseCoopers LLP

Hallandale Beach, Florida

March 5, 2021